FOR IMMEDIATE RELEASE
MARCH 30, 1999

Contact:  Rana Walker
          (913) 789-1410


  VANGUARD AIRLINES, INC. ANNOUNCES PROPOSED REVERSE STOCK SPLIT

Vanguard Airlines, Inc. (the "Company" or "Vanguard") (OTC: VNGD) announced today that its Board of Directors has approved a one-for-five reverse stock split of the Company's Common Stock, $0.001 par value per share, subject to approval by the stockholders at the Annual Meeting to be held on May 18, 1999.

The reverse stock split will effectively reduce the number of shares of Common Stock issued and outstanding to approximately 17,078,549 shares. No fractional shares of new Common Stock will be issued as a result of the reverse stock split. Any fractional shares will be redeemed for cash. The shares of the Company's Series A Convertible Preferred Stock, par value $0.001 per share outstanding, will be adjusted to effect the one-for-five reverse stock split.

Robert J."Rocky" Spane, President and CEO of Vanguard, said, "Our financial turnaround from an operating loss of $25.4 million in 1997 to an operating profit of $1.5 million in 1998, backed by our strong advance bookings in 1999, suggests the time is right to engage in a reverse stock split and seek a listing on either the Nasdaq SmallCap Stock Market or the American Stock Exchange. This step is another positive indication of the progress Vanguard has made over the last 12 months."

The proposed reverse stock split is intended to result in a price level for the Common Stock that will permit listing on either the Nasdaq SmallCap Market or the American Stock Exchange and increase investor interest in the Company's Common Stock. The Company has filed an application with the Nasdaq Stock Market to list its shares on either the Nasdaq SmallCap Stock Market or the
American Stock Exchange.   However, there can be no assurance
that the price of the Company's Common Stock after the reverse

   Vanguard Airlines . 7000 Squibb Road . Mission . KS . 66202
            Tel: (913) 789-1388 . Fax: (913) 789-1779
                       www.flyvanguard.com


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stock split will increase in an amount proportionate to the decrease in the number of outstanding shares or that the Company will be successful with its application for listing on either the Nasdaq SmallCap Stock Market or the American Stock Exchange.

Other matters to be voted on at the Annual Meeting will be the election of a director and ratification of the Board's selection of the independent auditor.

Vanguard, which began service in December 1994 and is headquartered in Kansas City, is a low-fare, passenger airline providing convenient, scheduled jet service. Vanguard serves the following nine cities: Atlanta, Chicago-Midway, Cincinnati (effective April 15, 1999), Dallas/Ft. Worth, Denver, Kansas City, Minneapolis/St. Paul, Myrtle Beach and Pittsburgh. The Company employs approximately 800 full-time equivalent employees and currently operates a fleet of eleven Boeing 737-200's. The Company has signed letters of intent for three replacement aircraft, with anticipated delivery dates in the second half of 1999. For more information on Vanguard, please visit our web site at www.flyvanguard.com.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements are made based on management's belief, as well as assumptions made by, and information currently available to, management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ significantly from those currently anticipated. Factors that may cause such differences include, but are not limited to, general economic conditions, the cost of jet fuel, the Company's ability to secure additional financing, the occurrence of events involving other low-fare carriers, potential changes in government regulation of airlines or aircraft, aircraft availability and delivery issues, actions taken by other airlines, particularly with respect to scheduling and pricing in the Company's current or future routes and unanticipated Year 2000 Compliance costs and expenses.

   Vanguard Airlines . 7000 Squibb Road . Mission . KS . 66202
            Tel: (913) 789-1388 . Fax: (913) 789-1779
                       www.flyvanguard.com